UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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On October 31, 2008, Cathy L. McCarthy, President and Chief Executive Officer of SM&A, delivered the following communication to all its employees via the Company’s email system.

Dear SM&A Team:
Today we publicly announced an agreement for SM&A to be acquired by Odyssey Investment Partners, LLC. This transaction, as outlined in the attached press release, has been recommended and unanimously approved by SM&A’s Board of Directors. Mr. Steven Myers the company’s founder and largest shareholder of SM&A is supportive of this transaction.
This is an important change for SM&A, and I want to take this opportunity to communicate to you as much as possible, however because of securities regulations I am somewhat limited in what I can say at this time.
Odyssey Investment Partners, a leading middle-market private equity investment firm, has agreed to purchase SM&A for $6.25 per share, valuing the transaction at approximately $119.6 million. This price represents a premium of 159% over the trading price of SM&A’s common stock at close of business on October 30, 2008. Said differently, that is more than two and a half times the stock price. Odyssey Investment Partners has a proven track record of successfully working with management teams to develop and implement strategies for growth. You can find more information about this company at www.odysseyinvestment.com
Understandably, a significant event such as this within an organization can be disquieting. I want to remove as much uncertainty as possible by sharing as much information about this agreement as I can at this time.
SM&A will still be SM&A at the conclusion of this transaction. Your management team and our organizational structure are staying the same, and we will be pursuing the same strategic direction that we shared with all of you at the 2008 Offsite. We see no reduction in our staffing levels. In fact, privatization will afford us the resources to invest in a more supportive field structure as well as rounding out our product offerings.
There are many reasons why we believe this transaction is good for SM&A.
•	Odyssey Investment Partners will be a strong financial partner with a long-term outlook. They will permit the company to invest in the necessary infrastructure that will support our strategic growth plans in a more efficient and cost effective manner. This, in turn, will allow the management team to continue to successfully build the organic SM&A business and to add strategic acquisitions that can position SM&A as an even more prominent factor in the large commercial and government procurement sector.

•	As a private company, we have the ability to focus on our business, our clients, and our employees. The privatization of SM&A offers us increased stability to implement strategic plans, and be true to our commitment to quality first, and revenue growth second.

•	A public company incurs a variety of expenses for governance, regulatory oversight, and reporting. Those resources can now be invested in improving our operations.

•	Privatization of SM&A reduces pressure to increase top line growth on a quarterly basis, and allows us to make better investment decisions for our company; it allows us to focus on long term growth instead of short term profitability.

•	I believe this transaction is a way of providing predictability and stability for SM&A. Moreover, it allows for SM&A’s energy and resources to be focused on investing in our people, our clients, and our processes.
I look forward to addressing your questions through a series of emails, phone calls, and other communications.
An All Hands call will be held Monday, November 3, at 9:00 a.m. Pacific Time (details below). We hope that you will be able to join the call but we will have replays available for those who cannot. All communications related to this transaction will be archived on our Knowledge Management site. Please check the site often for updates on the progress of this transaction. As always, I encourage your questions or comments via phone or email.
Thank you for your continued hard work and dedication to SM&A, our clients, and each other.
Cathy

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